PETROLEUM DEVELOPMENT CORPORATION
                                103 East Main Street
                         Bridgeport, West Virginia  26330


                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                       August 23, 1996


To the Stockholders of
PETROLEUM DEVELOPMENT CORPORATION:

         Notice is hereby given that the Annual Meeting of Stockholders of Petroleum Development Corporation (the "Company") will be held at the office of the Company at 103 East Main Street, Bridgeport, West Virginia 26330, on
August 23, 1996 at 10:00 A.M., West Virginia time, for the following purposes, all as more fully described in the accompanying Proxy Statement:

         (1) To elect two directors to serve a term of three years or until their successors shall be elected and shall qualify;

         (2) To ratify and approve the selection of independent public accountants for the Company for the fiscal year ending December 31, 1996.

         (3) To transact such other business as may properly come before the meeting.

         The Board of Directors has fixed the close of business on June 25, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of the Company's Common Stock is required to constitute a quorum.

EACH STOCKHOLDER IS CORDIALLY INVITED TO BE PRESENT AND TO VOTE AT THIS MEETING IN PERSON. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND ARE REQUESTED TO SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTPAID ENVELOPE.
                                        By Order of the Board of Directors,

                                        James N. Ryan
                                        Chairman
Bridgeport, West Virginia
July 1, 1996
                   PETROLEUM DEVELOPMENT CORPORATION
                         PROXY STATEMENT
                    ANNUAL MEETING OF STOCKHOLDERS
                                                    August 23, 1996


                     INTRODUCTORY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders of Petroleum Development Corporation (the "Company") to be held on August 23, 1996, notice of which is attached, and at any adjournment thereof.

         Any stockholder giving the accompanying proxy has the power to revoke it prior to its exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date. Giving the accompanying proxy will not affect your right to vote in person should you find it convenient to attend the Annual Meeting. Shares represented by proxy will be voted by the proxy holders in accordance with your instructions unless you revoke your proxy or attend the meeting and elect to vote in person. This Proxy Statement and the proxy were first mailed to stockholders on July 1, 1996. The mailing address of the principal executive offices of the Company is Petroleum Development Corporation, P.O. Box 26, Bridgeport, West Virginia
26330.

         The Annual Report to stockholders for 1995, containing certified financial and other information about the Company, accompanies this Proxy Statement.

                     VOTING SECURITIES

         The outstanding voting securities of the Company as of June 25, 1996, consisted of 10,445,220 shares of $0.01 par value common stock ("Common Stock"). Stockholders of record as of the close of business on June 25, 1996 are entitled to vote. Each stockholder is entitled to one vote for each share of Common Stock held of record on this date. The proposals submitted for vote at the Annual Meeting require a majority of the votes cast for approval.

                      ELECTION OF DIRECTORS

         The Board of Directors, consisting of six directors is divided into three classes, each of which is composed of two directors. At each Annual Meeting of Stockholders, one class of directors is elected for a three-year term and until their respective successors are duly elected and qualified. Votes pursuant to the enclosed proxy will be cast, unless authority is withheld, for the election of the two persons named under "Directors of the Company" below, both of whom are members of the present Board and both of whom are expected to be able to serve on the Board to be elected at this meeting. If any of such persons is unwilling or unable to act in such capacity, an event which is not now anticipated, the enclosed proxy will be voted for such person or persons as the Board of Directors may designate. During 1995, the Board of Directors held six meetings. No director attended fewer than 75% of the aggregate of all meetings of the Board and the committees, if any, upon which such director served.

                    DIRECTORS OF THE COMPANY

                 NOMINEES FOR TERMS EXPIRING 1999

         The following persons both of whom are currently serving as directors, have been nominated to serve as directors:

    Name and Principal                                              Year First
  Occupation Past Five Years                                         Elected
   and Other Directorships                                    Age    Director


DALE G. RETTINGER, Executive Vice President and Treasurer
of the Company since 1983.  Mr. Rettinger previously served
as Vice President and Treasurer of the Company since 1980.
Prior to 1980, he was a partner with Main Hurdman, Certified
Public Accountants, having served in that capacity since 1976.    51       1985

JEFFREY C. SWOVELAND, has been with Equitable Resources since
September, 1994 and presently serves as Treasurer.  Prior thereto he was a lending officer with Mellon Bank N.A. since July, 1989.
Mr. Swoveland was Senior Planning  Analyst with Consolidated Natural
Gas in 1988 and 1989.                                             41       1991

                            CONTINUING DIRECTORS
                           TERMS EXPIRING IN 1997


STEVEN R. WILLIAMS, President of the Company since March, 1983.
Prior to joining the Company, Mr. Williams was employed by Exxon
and Texas Oil & Gas Company.                                      45      1983

ROGER J. MORGAN, a member of the law firm of Young, Morgan & Cann,
Clarksburg, West Virginia, for more than the past five years.
Mr. Morgan is not active in the day-to-day business of the Company,
but his law firm provides legal services to the Company.         69       1969

                           TERMS EXPIRING IN 1998

JAMES N. RYAN, Chairman and Chief Executive Officer of the Company
since March, 1983.  Mr. Ryan previously served as President of the
Company since 1969.                                              64       1969

VINCENT F. D'ANNUNZIO has for the past five years served as
president of Beverage Distributors, Inc., located in
Clarksburg West Virginia.  Mr. D'Annunzio is a director of West
Union Bank, West Union, West Virginia.                           43       1989

Committees of the Board

         The Company has three standing committees of the Board of Directors: the Audit Committee; the Executive Committee; and the Stock Option and Executive Compensation Committee. The Audit Committee is comprised of Messrs. D'Annunzio,
Ryan, and Swoveland.   The Executive Committee is comprised of Messrs. Ryan,
Williams, and Rettinger. The Stock Option and Executive Compensation Committee is comprised of Messrs. Ryan, D'Annunzio, and Morgan. The Company does not have a formal Nominating Committee, as the full board handles these responsibilities. Directors of the Company receive an annual fee of $6,400 and $600 per board meeting as compensation for serving in that capacity.

         The Executive Committee held six meetings during 1995. The functions performed by the Executive Committee include handling important Board matters that arise between Board meetings, serving as a liaison between the Board and senior management on important matters requiring Board attention, and recommending to the Board nominations for election of new and existing Board members.

         The Audit Committee met twice during 1995. The functions performed by the Audit Committee include recommending the selection of independent accountants, reviewing with the Company's independent accountants the results of audits performed by them, and overseeing and reviewing monthly and quarterly unaudited financial statements. These reviews include the adequacy of cash flow and the status of credit arrangements of the Company.

         The Stock Option and Executive Compensation Committee held two meetings in 1995. The functions performed by this committee include recommending to the Board compensation levels of senior management and directing and recommending levels of corporate stock options and other benefit plans of the Company. In this regard, the committee monitors trends to insure the Company's compensation levels are competitive in the oil and gas industry.

                        EXECUTIVE COMPENSATION

         The following table sets forth in summary form the compensation received during each of the Company's last three fiscal years by the Chief Executive Officer and by the other executive officers of the Company whose salary and bonus exceeded $100,000 in 1995.



Summary Compensation Table

                                                Other
                                                Annual
Name and                                        Compensa-  Long Term   All Other                          Other
Position             Year   Salary($) Bonus($)  tion($)(2)  Awards     Compensation($)

James N. Ryan
Chairman and Chief
 Executive Officer   1995    159,330   70,000   10,000    100,000(3) 34,111(5)(6)
                     1994    154,078   77,500   10,000               34,086(5)(6)
                     1993    146,358   60,000   10,000     36,000(4) 20,789 (5)
Steven R. Williams
President
 and Director        1995    120,930   70,000   10,000   100,000(3)  34,125(5)(6)
                     1994    115,678   77,500   10,000               34,017(5)(6)
                     1993    107,968   60,000   10,000    36,000(4)  17,668(5)
Dale G. Rettinger
Executive Vice President,
 Treasurer, and Director
                    1995     120,930   70,000   10,000   100,000(3)  34,125(5)(6)
                    1994     115,678   77,500   10,000               34,017(5)(6)
                    1993     107,968   60,000   10,000    36,000(4)  17,521(5)

(1) The Company is party to employment agreements with Messrs. Ryan, Williams, and Rettinger dated March 1, 1991 and terminating December 31, 2000. The employment agreements provide for a base salary as indicated in the table above as well as an annual merit bonus based upon company performance.

(2) The respective individuals receive fees as directors of the company $6,400 annually plus $600 per board meeting attended.

(3) In 1995, the Board of Directors granted options at market price of $1.125 per share to purchase 70,000 shares of common stock and issued 30,000 shares of restricted stock available upon retirement.

(4) As part of the Employee Stock Option Plan, approved by the stockholders, options to purchase 128,500 shares were issued at market price in 1993 to key employees of the Company.

(5) This amount includes contributions made by the company under the Petroleum Development Corporation Employee Profit Sharing and 401-K retirement plans. The company reacquired common stock in 1993 and contributed 92,308 shares in to the Employee Profit Sharing Plan. The three respective officers had 9,728 shares, 7,734 shares, and 7,734 shares credited to their account in 1993. The company matched 401-K contributions at a rate of 50% of the employee contribution. Of the total company match of $70,800, $68,700 and $63,200 in 1995, 1994 and 1993, the three respective officers were credited with matching contributions of $4,111, $4,125 and $4,125 in 1995; $4,086, $4,017 and $4,017 in 1994; and $4,373, $4,470 and $4,470 in
     1993.

(6) During 1994 the Board of Directors approved a deferred compensation arrangement for three executive officers of the company. Under the arrangement, each executive deferred $30,000 of their bonus compensation until retirement or separation from the company.

Compensation Committee Report

         The Compensation Committee is composed of two outside directors and the CEO of the company. The committee's responsibility is to develop the company's compensation policy to enable the company to hire, retain and motivate high performing employees. The committee also administers the Company's Savings and Protection Plan (the "401(K) Plan"), various Employee Stock Option Plans, and the Company's Profit Sharing Plan. The committee reviews the performance and compensation of the Chief Executive Officer, and the two executive officers of the company. Final approval of all contracts with company executives is reserved to the full Board of Directors.

         Compensation paid to the CEO, Mr. Ryan, and to the executive officers of the corporation is based on several factors, including the terms of their employment contracts, the earnings of the company, the evaluation of the Board of the performance of the employees, as well as compensation paid to similarly situated employees with other similar firms.

         As CEO, Mr. Ryan received a salary of $159,330 in 1995, which reflected cost of living increases from his salary in 1994. Also during 1995 Mr. Ryan earned a cash bonus of $70,000 based on company earnings. Both the salary increase and the bonus were based on provisions in Mr. Ryan's employment contract.

         The company also contributed $4,111 to Mr. Ryan's 401(K) account in accordance with the plan's matching provisions.

         The compensation of the two executive officers of the company is also comprised of a salary and a performance based cash bonus. Salaries of both were increased by a cost of living adjustment and bonuses were paid based on the company's earnings, both as provided in the executive's employment agreements. Both executives also received a share of company matching contributions to the Company 401(K) plan.

         During 1995 the company reviewed the employment contracts of the CEO and the executive officers of the corporation, and determined that no changes were required. The compensation committee believes the company has made substantial progress over the past several years despite adverse industry and economic conditions, and that the progress is attributable in large measure to the efforts of the CEO and the executive officers.


                 Compensation Committee



                 James N. Ryan, Chair

                 Roger J. Morgan

                 Vincent F. D'Annunzio

Transactions with Management

         The Company is party to a stock redemption agreement with the Chairman, President and Executive Vice President of the Company. The agreement, as amended, requires the Company to maintain life insurance on each of them in the amount of $1,000,000. The agreement provides that, at the election of the executive's estate or heirs, the Company shall utilize the proceeds from such insurance to purchase from his estate or heirs all or a portion of his shares of the Company's stock. The purchase price for the outstanding Common Stock is to be based upon the average closing asked price for the Company's stock as quoted by NASDAQ during a specified period. The Company is not required to purchase any shares in excess of the amount provided therefore by such insurance.

         The Company has retained Young, Morgan & Cann to provide various legal services for the Company, Mr. Morgan, who is secretary and a director of the Company is a senior partner of this law firm. For the year ended December 31, 1995, the Company paid Young, Morgan & Cann a total of $38,476 for legal services rendered on behalf of the Company.

Information with Respect to Stock Options, Warrants and Rights


              OPTION EXERCISES AND YEAR-END VALUE  TABLE


         The Company has granted options to purchase shares of common stock to officers, directors, and other key employees under its Employee Stock Option Plans.

         The following table provides certain information with respect to options exercised during 1995 by the persons named under the Company's various Stock Option Plans. The table also represents information as to the number of options outstanding as of December 31, 1995, with respect to options granted pursuant to the Company's Employee Stock

Option Plans.

                       Number of          Value             Number of Unexercised         Value of unexercised Value of unexercised
                    Shares Exercised   Realized($)          Options at year-end           in-the-money options
                                                                                          at year-end (1)($)

James N. Ryan            -                  -                    401,000                  262,563
Steven R. Williams       -                  -                    391,000                  255,688
Dale G. Rettinger        -                  -                    391,000                  255,688

(1) For all unexercised options held as of December 31, 1995, the aggregate dollar value of excess of the market value of the stock underlying those options over the exercise price of those unexercised options. On December 31, 1995, the closing sales price of the Common Stock was $1.625 per share.

      These values are shown separately for those options that were exercisable and those options that were not yet exercisable on December 31, 1995.

Compensation Committee Interlocks

      James N. Ryan, Chairman and Chief Executive Officer is a member of the Stock Option and Executive Compensation Committee.

Employee 401K and Profit Sharing Plan

      In 1987, the Company established a retirement plan qualified under Section 401(K) of the Internal Revenue Code. The plan is funded by employee contributions and a company matching contribution. Administrative costs of the plan are borne by the Company. The employees choose from four investment programs and, therefore, the amount of an individual's plan assets depends on the amount of their contributions and the performance by their chosen investments.

      In 1992, the company began a Profit Sharing Retirement plan to supplement the 401K Plan. Contributions are dependent on corporate profitability and are at the discretion of the Board of Directors of the company. The Company filed and qualified the plan with the Internal Revenue Service.

Stockholder Performance Graph

      The following graph illustrates the performance of Petroleum Development Corporation common stock over a five year period compared to the performance of the NASDAQ Index and a peer group index. The peer group index consists of 186 Crude Petroleum and Natural Gas Companies. The table includes the cumulative shareholder return assuming the reinvestment of dividends.

                                 Petroleum Development Corporation
                                    Stock Performance Graph
300.0
250.0
200.0
150.0
100.0
50.0
0.0         12/31/90      12/31/91     12/31/92     12/31/93       12/31/94  12/31/95
Petroleum
Development
Corporation       100.0         127.8        200.0        300.0      211.1     288.9
NASDAQ
Market
Index             100.0         128.4        129.6        155.5      163.3     211.8
Peer Group
Index             100.0         104.4         99.1        118.1      123.8     136.1

                             SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                      AND DIRECTORS AND OFFICERS

Security Ownership

         The following table sets forth information as of June 25, 1996, with respect to the common stock of PDC owned by each person who owns beneficially 5% or more of the outstanding voting common stock, by all directors and nominees individually and by all directors and officers as a group.



Name and Address                       Amount                    Percent
                                Beneficially Owned (1)          of Class
Fidelity Management                   1,102,500                  10.6
James N. Ryan                      1,102,362(2)                  10.2
Steven R. Williams                  668,394 (3)                   6.2
Dale G. Rettinger                   625,834 (3)                   5.8
Roger J. Morgan                     107,554 (4)                   1.0
Vincent F. D'Annunzio                53,600 (5)                    .5
Jeffrey C. Swoveland                 23,550 (6)                    .2
All Directors and Officers
 as a Group (10 persons)          2,969,165 (7)                  25.0

(1) The nature of the beneficial ownership for all the shares is sole voting and investment power.

(2)      Includes options to purchase 401,000 shares exercisable within 60 days.

(3)      Includes options to purchase 391,000 shares exercisable within 60 days.

(4)      Includes options to purchase 77,500 shares exercisable with 60 days.

(5)      Includes options to purchase 43,600 shares exercisable within 60 days.

(6)      Includes options to purchase 23,550 shares exercisable within 60 days.

(7) Includes options to purchase 1,432,650 shares exercisable within 60 days. Until exercised, these options cannot be voted. All directors and officers as a group own in the aggregate a total of 1,536,515 shares or approximately 14.7% of the total of 10,445,220 shares of common stock issued and outstanding.

         No director or officer is the beneficial owner of any securities of any of the Company's subsidiaries.

Compliance with Section 16 of the Exchange Act

         Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and holders of more than 10% of the Common Stock are required by regulations promulgated by the Commission pursuant to the Exchange Act to furnish the Company with copies of all Section 16(a) forms they file. The Company assists officers and directors, and will assist beneficial owners, if any, of more than 10% of the Common Stock, in complying with the reporting requirements of Section 16(a) of the Exchange
Act.

         Based solely on its review of the copies of such forms received by it, the Company believes that since January 1, 1995, all Section 16(a) filing requirements applicable to its directors, officers and greater than 10% beneficial owners were met.

                     RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

         At the Meeting, the Stockholders of the Corporation will be asked to ratify the Board of Directors' selection of KPMG Peat Marwick as the Corporation's certified public accountants for the fiscal year ended December 31, 1996. KPMG Peat Marwick conducted the audit for the fiscal year ended December 31, 1995. A representative of KPMG Peat Marwick will be present at the Meeting, will have an opportunity to make statements if he so desires, and will be available to respond to appropriate questions.

                         OTHER BUSINESS

         As of the date of this Proxy Statement, management of the Company is not aware of any matters to be brought before the Annual Meeting other than the matters set forth in this Proxy Statement. However, if other matters properly come before the meeting, it is the intention of the proxy holders named in the enclosed form of proxy to vote in accordance with their discretion on such matters pursuant to such proxy.

General

         The enclosed Proxy is solicited by the Company's Board of Directors. The Company expects to solicit proxies primarily by mail, but solicitation may also be made personally, by telephone or by telegraph, by regularly employed officers and employees of the Company who will receive no extra compensation for doing so.

         The Company will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to, and obtain instructions from, the beneficial owners of shares held by record by such persons and will reimburse reasonable out-of-pocket expenses. The Company will bear all costs of proxy solicitation.

Stockholder Proposals for 1997 Annual Meeting

         Stockholder proposals must be received by the Company at its principal executive office on or prior to March 1, 1997 in order to be included in the Company's proxy statement for the 1997 annual meeting of stockholders.

                           By Order Of The Board of Directors



                           James N. Ryan
                           Chairman

Dated: July 1, 1996
THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON WHO IS A RECORD OR BENEFICIAL HOLDER OF COMMON STOCK OF THE COMPANY, ON WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995 INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, WHICH THE COMPANY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. COPIES MAY BE OBTAINED BY WRITING TO CORPORATE COMMUNICATIONS DEPARTMENT, PETROLEUM DEVELOPMENT CORPORATION, P.O. BOX 26, BRIDGEPORT, WEST VIRGINIA 26330.

                  Petroleum Development Corporation

Proxy Solicited by the Board of Directors For Annual Meeting of Stockholders

The undersigned hereby appoints JAMES N. RYAN and DALE G. RETTINGER or either of them, proxies, each with full power to act without the other and with full power of substitution for and in the name of the undersigned at the Annual Meeting of Stockholders of Petroleum Development Corporation (the "Company") to be held on August 23, 1996 at 10:00 A.M. and at any adjournment thereof to vote all shares of the Common Stock of the Company, held by the undersigned with respect to the following questions and on such other matters as may properly come before the meeting.

(1) ELECTION OF DIRECTORS

      FOR all nominees listed below (except as marked to the contrary below) WITHHOLD AUTHORITY to vote for all nominees listed below
                          Dale G. Rettinger, Jeffrey C. Swoveland

(INSTRUCTION: To withhold authority to vote for any nominee, circle that nominee's name above.

(2)  To ratify and approve the selection of independent public accountants for the
     Company for the fiscal year ending December 31, 1996.
      FOR    AGAINST    ABSTAIN

                    (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for such meeting dated August 23, 1996 and a copy of the Company's 1995 Annual Report.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR PROPOSALS 1, AND 2.



            , 1996



         (Please sign EXACTLY as your name appears hereon) when signing as a representative capacity, please give full title.

IMPORTANT INFORMATION IS CONTAINED ON OTHER SIDE OF THIS CARD, PLEASE READ BOTH SIDES OF THIS CARD, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.